Exhibit 99.1

Invivyd Appoints Chairman Marc W. Elia as Chief Executive Officer; Approaches Results of VYD2311 studies DECLARATION and LIBERTY

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Mr. Elia has served as Chairman of Invivyd’s Board of Directors since June of 2022; has architected Invivyd’s scientific and corporate strategy
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Ajay Royan, Founder of Mithril Capital and a founding, long-term investor in Invivyd, appointed Lead Independent Director
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Ian Sheffield appointed to Invivyd’s Board of Directors as an independent director
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DECLARATION and LIBERTY studies of VYD2311 approaching completion with further updates expected within weeks

NEW HAVEN, Conn., Sept. 01, 2026 (GLOBE NEWSWIRE) -- Invivyd, Inc. (Nasdaq: IVVD) today announced that the company has appointed Marc Elia, current Chairman of the Invivyd Board of Directors, as Chief Executive Officer (CEO) of the company. He will serve as Chairman and CEO of Invivyd going forward.

“Invivyd is transforming the way people are protected from serious viral infectious disease and requires a leader who has an expansive vision for how to improve public health and the ability to persuade others to bring the vision to life. That leader is Marc Elia,” said Ajay Royan, Lead Independent Director of Invivyd. “Marc has been a significant contributor to Invivyd since joining the Board and becoming Chairman. I’m eager to see the success he will bring to the company and to humanity as the Chief Executive Officer.”

“Invivyd and its antibody technologies have the potential to revolutionize COVID prevention, and infectious disease medicine more broadly,” commented Marc Elia, Chairman and CEO of Invivyd. “Invivyd has been purpose-built to offer Americans and the world a new way to stay well by reliably accessing high quality, targeted, monoclonal antibody immune support that can provide protection from disease beyond the limits of vaccinology. Our current status quo involves too many Americans left to be sick too often, and many Americans, including myself, have struggled with the effects of Long COVID for years. Now more than ever we need companies that can bring forward medicines that advance our society past a need to repeatedly get sick from viruses we can prevent and treat with monoclonal antibodies. It’s an honor to lead the charge at Invivyd.”

Joining the Invivyd Board of Directors as a new independent director is Ian Sheffield, founder and Managing Partner of North Country Holdings, a private investment firm. Mr. Sheffield has more than 20 years of experience as a healthcare investor and medical technology executive, previously holding senior roles at Ashler Capital (Citadel), Bridger Capital, Great Point Partners, and Versant Ventures.

Invivyd continues to expect top-line data from the VYD2311 program around the end of Q3 2026. At that time, Invivyd plans to either unblind the DECLARATION study in its entirety and submit a Biologics License Application (BLA) towards traditional product approval, or partially unblind the study (leaving clinical events blinded) and submit a BLA towards Accelerated Approval on the basis of antiviral activity and safety, with greater statistical power expected to be achieved in a post-approval confirmatory clinical cohort. Preparing such options for filing pathway will substantially reduce the risk that play of chance related to the statistical powering in

DECLARATION intrudes into the near-term availability of VYD2311, a highly active anti-COVID-19 monoclonal antibody that is functionally identical to prior Invivyd antibodies adintrevimab and pemivibart. The company has been in discussions with FDA about potential paths forward and believes that either route can provide a near-term pathway to make VYD2311 available for millions of Americans, subject to FDA review and approval. Invivyd will provide further updates in the coming weeks as previously guided.

About VYD2311

VYD2311 is a novel monoclonal antibody (mAb) candidate being developed for COVID-19 to continue to address the urgent need for new prophylactic and therapeutic options. The pharmacokinetic profile and antiviral potency of VYD2311 may offer the ability to deliver clinically meaningful titer levels through more patient-friendly means such as an intramuscular route of administration.

VYD2311 was engineered using Invivyd’s proprietary integrated technology platform and is the product of serial molecular evolution designed to generate an antibody optimized for neutralizing contemporary virus lineages. VYD2311 leverages the same antibody backbone as pemivibart, Invivyd’s investigational mAb granted emergency use authorization in the U.S. for the pre-exposure prophylaxis (PrEP) of symptomatic COVID-19 in certain immunocompromised patients, and adintrevimab, Invivyd’s investigational mAb that has a robust safety data package and demonstrated clinically meaningful results in global Phase 2/3 clinical trials for the prevention and treatment of COVID-19.

About DECLARATION

DECLARATION is a Phase 3, randomized, triple-blind, placebo-controlled trial to evaluate VYD2311 efficacy and safety in prevention of symptomatic COVID in a broad population of participants including adults and adolescents both with and without risk factors for progression to severe COVID-19 at three months. Participants will receive either a single dose or monthly doses of VYD2311, each administered via intramuscular (IM) injection, compared to placebo. Total enrollment of the trial is approximately 2,400 participants.

About LIBERTY

LIBERTY is a Phase 3, randomized, double-blind clinical trial to evaluate the safety, serum virus neutralizing antibody responses, and pharmacokinetics of VYD2311, an mRNA COVID vaccine, and co-administered VYD2311 with an mRNA COVID vaccine. Total enrollment of the trial is approximately 210 participants.

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is a biopharmaceutical company devoted to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2. Invivyd deploys a proprietary integrated technology platform unique in the industry designed to assess, monitor, develop, and adapt to create best in class antibodies. In March 2024, Invivyd received emergency use authorization (EUA) from the U.S. FDA for a monoclonal antibody (mAb) in its pipeline of innovative antibody candidates. Visit https://invivyd.com/ to learn more.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “estimates,” “intends,” “plans,” “potential,” “predicts,” “projects,” “future,” and “target” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, the anticipated contributions of the company’s Chief Executive Officer; plans related to the company’s research and development activities, and the timing and potential results thereof; expectations regarding the company’s clinical trial designs, event accumulation and progress, regulatory pathway, product profile, indication, patient populations, and administration paradigm for VYD2311; the company’s plans to provide future updates and the timing thereof; expectations regarding the public health landscape and potential benefits of mAbs; the potential of Invivyd and its antibody technologies to revolutionize COVID prevention, and infectious disease medicine more broadly; the potential of VYD2311 as a novel mAb candidate that may be able to deliver clinically meaningful titer levels through more patient-friendly means; the company’s business strategies and objectives; the company’s future prospects; and other statements that are not historical fact. The company may not actually achieve the plans, intentions, or expectations disclosed in the company’s forward-looking statements, and you should not place undue reliance on the company’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the timing, progress, and results of the company’s discovery, preclinical, and clinical development activities; uncertainties regarding clinical trial event accumulation rates and statistical powering; the risk that results of nonclinical studies or clinical trials may not be predictive of future results, and interim data are subject to further analysis; unexpected safety or efficacy data observed during preclinical studies or clinical trials; whether or not any preclinical candidate identified by the company is determined to be suitable for clinical development; changes in the regulatory environment; the outcome of the company’s engagement with regulators; uncertainties related to the regulatory approval process, and available development and regulatory pathways; the company’s ability to generate the data needed to support a potential BLA submission for VYD2311; potential variability in neutralizing activity of product candidates tested in different assays, such as pseudovirus assays and authentic assays; variability of results in models and methods used to predict activity against SARS-CoV-2 variants; whether the epitope that VYD2311 targets remains structurally intact and the company’s product candidates are able to demonstrate and sustain neutralizing activity against major SARS-CoV-2 variants, particularly in the face of viral evolution; the ability to maintain a continued acceptable safety, tolerability, and efficacy profile of any product candidate following regulatory authorization or approval; the risk that a lack of awareness of mAb therapies and regulatory scrutiny of mAb therapies may adversely impact the development or commercial success of the company’s product candidates; changes in expected or existing competition; the company’s reliance on third parties; complexities of manufacturing mAb therapies; macroeconomic and political uncertainties; and whether the company has adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, each as filed with the Securities and Exchange Commission (SEC), and in the company’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

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Contacts:

Media Relations
(781) 208-0160
media@invivyd.com

Investor Relations
(781) 208-1747
investors@invivyd.com